                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                                  PLEXUS CORP.

                              ELAMEX, S.A. de C.V.

                                       AND

                  SERVICIOS ADMINISTRATIVOS ELAMEX, SA de C.V.











                           Dated as of March 30, 2000




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                                                 TABLE OF CONTENTS

ARTICLE 1 CERTAIN DEFINITIONS.....................................................................................1
         Section 1.1       Certain Definitions....................................................................1

ARTICLE 2 PURCHASE AND SALE OF SHARES; OTHER AGREEMENTS...........................................................9
         Section 2.1       Purchase and Sale of the Shares........................................................9
         Section 2.2       Purchase and Sale of the Qualifying Share..............................................9
         Section 2.3       Payment of the Purchase Price..........................................................9
         Section 2.4       Closing Balance Sheet..................................................................9
         Section 2.5       Delivery of Stock Certificates........................................................10
         Section 2.6       Closing...............................................................................11
         Section 2.7       Transfer of Assets....................................................................11
         Section 2.8       Single Environmental License..........................................................11
         Section 2.9       IT System.............................................................................11
         Section 2.10      Noncompetition........................................................................12
         Section 2.11      Required Approvals....................................................................12
         Section 2.12      Form S-3 Registration.................................................................12
         Section 2.13      Nintendo Agreements...................................................................13
         Section 2.14      Warranty Work for Customers...........................................................14

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER AND QSN        ...............................................14
         Section 3.1       Organization; Business................................................................14
         Section 3.2       Capitalization........................................................................15
         Section 3.3       Authorization; Enforceability.........................................................15
         Section 3.4       No Violation or Conflict..............................................................15
         Section 3.5       Assets................................................................................16
         Section 3.6       Litigation............................................................................17
         Section 3.7       Financial Statements; Books and Records; Accounting Matters...........................17
         Section 3.8       Absence of Certain Changes............................................................18
         Section 3.9       Contracts.............................................................................19
         Section 3.10      Appraisal.............................................................................22
         Section 3.11      Territorial Restrictions..............................................................22
         Section 3.12      Customers and Suppliers...............................................................22
         Section 3.13      Insurance Policies....................................................................23
         Section 3.14      No Violation of Law; Permits..........................................................23
         Section 3.15      Real Property.........................................................................24
         Section 3.16      Brokers...............................................................................24
         Section 3.17      Taxes.................................................................................24
         Section 3.18      Disclosure............................................................................25
         Section 3.19      Vote Required.........................................................................25
         Section 3.20      Environmental Protection..............................................................25

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
         Section 3.21      Facilities............................................................................26
         Section 3.22      Accounts..............................................................................26
         Section 3.23      Intangible Assets.....................................................................26
         Section 3.24      Service Company Operations............................................................27

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER............................................................27
         Section  4.1      Organization..........................................................................27
         Section 4.2       Authorization; Enforceability.........................................................27
         Section 4.3       No Violation or Conflict..............................................................28
         Section 4.4       Availability of Funds.................................................................28
         Section 4.5       Governmental Approvals................................................................28
         Section 4.6        Disclosure...........................................................................28

ARTICLE 5 CONDUCT OF BUSINESS PENDING THE CLOSING DATE...........................................................28
         Section 5.1       Carry on in Regular Course............................................................28
         Section 5.2       Use of Assets.........................................................................28
         Section 5.3       Compliance with Contracts.............................................................28
         Section 5.4       Employment Matters....................................................................28
         Section 5.5       Indebtedness..........................................................................29
         Section 5.6       Preservation of Relationships.........................................................29
         Section 5.7       Compliance with Laws..................................................................29
         Section 5.8       Taxes.................................................................................29
         Section 5.9       Amendments............................................................................29
         Section 5.10      Dividends;  Redemptions;  Issuance of Stock...........................................29
         Section 5.11      No Dispositions or Acquisitions.......................................................29
         Section 5.12      Cooperation...........................................................................29

ARTICLE 6 CONDITIONS PRECEDENT...................................................................................30
         Section 6.1       Conditions Precedent Relating to Purchaser............................................30
         Section 6.2       Conditions Precedent Relating to the Seller...........................................33

ARTICLE 7 INDEMNIFICATION........................................................................................34
         Section 7.1       Seller's Indemnity....................................................................34
         Section 7.2       Purchaser's Indemnity.................................................................36
         Section 7.3       Provisions Regarding Indemnities......................................................36

ARTICLE 8 TERMINATION............................................................................................38
         Section 8.1       Termination...........................................................................39
         Section 8.2       Rights on Termination; Waiver.........................................................39

ARTICLE 9 ARBITRAL AGREEMENT.....................................................................................39
         Section 9.1       Arbitration...........................................................................39
         Section 9.2       Place of Arbitration..................................................................39

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
         Section 9.3       Language of Arbitration...............................................................39
         Section 9.4       Applicable Law........................................................................40

ARTICLE 10 MISCELLANEOUS.........................................................................................40
         Section 10.1      Notices...............................................................................40
         Section 10.2      Headings..............................................................................41
         Section 10.3      Counterparts..........................................................................41
         Section 10.4      Assignment............................................................................41
         Section 10.5      Severability..........................................................................41
         Section 10.6      Entire Agreement......................................................................41
         Section 10.7      Survival..............................................................................41
         Section 10.8      Public Disclosure.....................................................................41
         Section 10.9      Waiver of Pre-Emptive Rights..........................................................42
         Section 10.10     Knowledge of Seller and of QSN........................................................42
         Section 10.11     Construction..........................................................................42
         Section 10.12     No Third Party Beneficiaries..........................................................42
         Section 10.13     Exhibits and Disclosure Schedule......................................................42
         Section 10.14     Expenses..............................................................................42
         Section 10.15     Further Assurances....................................................................43
         Section 10.16     Amendment and Modification............................................................43

EXHIBITS:
         Exhibit A         Form of Escrow Agreement
         Exhibit B         Form of Employer Substitution Agreement
         Exhibit C         List of Fixed Assets
         Exhibit D         Inventory Adjustment Value and Accounts Adjustment Value
         Exhibit E         Form of IT Services Agreement
         Exhibit F         U.S. Payroll Employees
         Exhibit G         Confidentiality Agreement
         Exhibit H         Tax Compliance Items
         Exhibit I         Form of Seller's Counsel's Opinion
         Exhibit J         Form of Share Transfer Letter
         Exhibit K         Additional Assumed Liabilities
         Exhibit L         Form of Warehouse Services Agreement
         Exhibit M         Covered Employees
         Exhibit N         Amplicon Lease

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                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (the "Agreement"), dated as of March 30, 2000, is entered into by and between Plexus Corp. ("Purchaser"), Elamex, S.A. de C.V., and Servicios Administrativos, Elamex, S.A. de C.V. ("QSN"), subject to the following recitals and clauses:

                                    RECITALS

         1. Seller is in the business of providing Turnkey Contract Electronic Manufacturing Services to original equipment manufacturers.

         2. Purchaser desires to acquire from Seller substantially all the assets and other rights and liabilities of Seller relating to the Business, by purchasing all outstanding capital stock of Newco and Service Company, as defined herein, to which all such assets and other rights shall have been contributed by Seller as provided herein.

         3. Seller desires to so contribute to Newco and Service Company the assets and rights relating to the Business and to sell to Purchaser all outstanding capital stock of Newco and Service Company, subject to the assumption by Newco and Service Company of specified liabilities and obligations, including certain liabilities and obligations related to the Contracts.

         Accordingly, in consideration of the recitals, representations, warranties and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties hereto agree as follows:

                                    ARTICLE 1
                               CERTAIN DEFINITIONS

         SECTION 1.1 CERTAIN DEFINITIONS. As used herein, the following terms shall have the meaning set forth below:

         "Accounts" shall mean all of Seller's and Newco's receivables (including accounts receivable, loans receivable and advances) relating to the Business.

         "Accounts Adjustment Amount" is defined in Exhibit D hereto.

         "Affiliate" of any Person shall mean a Person, other than a natural person, that controls, is controlled by or is under common control with such Person (it being understood, that a Person shall be deemed to "control" another Person, for purposes of this definition, if such Person directly or indirectly has the power to direct or cause the direction of the management and policies of such other Person, whether, through holding ownership interests in such other Person, through agreements or otherwise).


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         "Amplicon Lease" shall mean the equipment lease attached hereto as
Exhibit N.

         "Assets" shall mean the Fixed Assets, the Inventory, the Intangible Assets, the Miscellaneous Assets, the Leases, the Contracts and the Accounts.

         "Assumed Liabilities" shall mean (i) the following liabilities of the Business and no others: (a) accrued liabilities to the extent and in the amount such liabilities are or will be reflected on the Closing Balance Sheet; (b) liabilities and obligations arising in the ordinary course of business and consistent with prior practice after the Effective Time of Closing under each Contract (which shall not include any liabilities or obligations for events occurring or conditions existing prior to the Effective Time of Closing, except to the extent (and in the amount) reflected on the Closing Balance Sheet); and
(c) the liabilities described on Exhibit K hereto; provided, that the Assumed Liabilities shall not include any liabilities arising from or related to the Nintendo Agreements or the Lockheed Agreement.

         "Balance Sheet" shall mean the unaudited consolidated balance sheet of the Business as of February 25, 2000, which was prepared by Seller and is included in the Financial Statements.

         "Balance Sheet Date" shall mean February 25, 2000.

         "Business Day" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, United States of America or Mexico, D.F. are authorized or obligated to close by law or executive order.

         "Business" shall mean Seller's business of providing Turnkey Contract Electronic Manufacturing Services to original equipment manufacturers; provided, that Business shall not mean or include Seller's provision of Turnkey Contract Electronic Manufacturing Services to Lockheed Martin pursuant to the Lockheed Martin Agreement or to Nintendo pursuant to the Nintendo Agreements.

         "Closing" shall mean the consummation of the transactions contemplated by this Agreement.

         "Closing Balance Sheet" shall mean the audited consolidated balance sheet of Newco and Service Company dated as of the Effective Time of Closing, prepared by Seller in accordance with GAAP and otherwise on a basis consistent with the Balance Sheet, which balance sheet shall be audited by Deloitte & Touche, LLP.

         "Closing Date" shall mean May 1, 2000 or such later date on which all conditions to the obligations of Seller and Purchaser set forth herein shall have been satisfied or waived.

          "Closing Net Book Value" shall mean the excess, if any, of the total assets of Newco and Service Company over the total liabilities of Newco and Service Company, as reflected on the


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Closing Balance Sheet and which shall be determined without regard to the effect of the Prefunding Loan or the Prefunding Capital Redemption.

         "Confidentiality Agreement" shall mean the undated Non-Disclosure Agreement between Purchaser and Seller, attached hereto as Exhibit G.

         "Contracts" is defined in Section 3.9.

         "Covered Employees" shall mean the employees of the Business set forth on Exhibit M hereto.

         "Disclosure Schedule" shall mean the disclosure schedule dated the date of this Agreement delivered by Seller to Purchaser contemporaneously with the execution and delivery of this Agreement.

         "Effective Time of Closing" shall mean 5:00 p.m. Mountain Time on the Closing Date.

         "Electronic Manufacturing Services" shall mean any process by which individual electronic components such as transistors, resistors, diodes, integrated circuits, microprocessors, memory chips, or capacitors are adhered to a printed circuit board.

         "Employer Substitution Agreement" shall mean the Employer Substitution Agreement among Elamex de Juarez, S.A. de C. V., Servicios Administrativos Elamex, S.A. de C.V. and Service Company in substantially the form attached hereto as Exhibit B.

         "Environmental Claim" shall mean any and all written administrative, regulatory, judicial, or third party actions, suits, demands, demand letters, directives, claims, Liens, written demands for information or action, proceedings or notices of noncompliance or violation by any Person alleging damage or other adverse effect on the environment, or potential liability (including, without limitation, potential liability for enforcement, investigative costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from: (i) environmental aspects of the transportation, storage, treatment or disposal of Hazardous Materials in connection with the operation of the Business; or (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law; or (iv) any and all claims by any person or entity seeking damages, contribution, indemnification, cost, recovery, compensation or injunctive relief resulting from the presence or release of any Hazardous Materials.

         "Environmental Laws" shall mean the General Law of Ecological Equilibrium and Environmental Protection, its regulations and the applicable Mexican Official Standards.

         "Escrow Account" shall mean the account created pursuant to the Escrow Agreement.


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         "Escrow Agent" shall mean Norwest Bank, N.A., or such other independent
U.S. bank mutually acceptable to Seller and Purchaser.

         "Escrow Agreement" shall mean the Escrow Agreement, substantially in the form of Exhibit A hereto, dated as of the Closing Date, among Purchaser, Seller, QSN and the Escrow Agent named therein.

         "Facilities" shall mean the factory located at Avenida de las Torres # 2304 and the factory located at 20 de Noviembre # 4305 Ote., both located in Ciudad Juarez, State of Chihuahua, Mexico, including the parcels of real property related thereto, as well as all buildings and all real property fixtures, structures and improvements leased, owned or held for use by Seller or Newco in connection with the Business and located on such parcels.

         "Financial Statements" shall mean (i) the unaudited consolidated balance sheet of the Business prepared by Seller as of February 25, 2000, a copy of which has previously been provided to Purchaser and (ii) the unaudited customer statements of income in respect of the Business and Seller's Turnkey Contract Electronic Manufacturing Services in respect of the Nintendo Agreements and the Lockheed Agreement prepared by Seller for the annual periods ended December 31, 1997, 1998 and 1999, copies of which have previously been provided to Purchaser.

         "Fixed Assets" shall mean all tooling (including tooling held off-site), machinery, equipment, computer and office equipment, furniture and all other tangible property other than Inventory, Miscellaneous Assets and Real Property owned by Seller or Newco and used or held for use by Seller or Newco in the operation of the Business, including without limitation, the assets set forth on Exhibit C hereto but excluding the Nintendo Equipment.

         "GAAP" shall mean United States generally accepted accounting principles, applied on a consistent basis throughout all relevant periods.

         "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, and any entity or official properly exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to government.

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Hazardous Materials" shall mean: (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing levels of poly chlorinated biphenyls
(PCBs) and radon gas; and (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes,"


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"toxic substances," "toxic pollutants," or words of similar import, under any
Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated by any Governmental Authority.

         "Intangible Assets" shall mean all Mexican, U.S. and foreign patents, patent applications, trade names, trademarks, service marks, trademark registrations, service mark registrations, trademark applications, service mark applications, registered copyrights, copyright applications and proprietary software owned or licensed by Seller and used or held for use (as such use is described in the IT Services Agreement) by Seller or Newco in connection with or necessary for the operation of the Business or ownership of the Assets.

         "Inventory" shall mean all inventories of raw materials, stores, supplies, spare and repair parts, work in process, semi-finished goods and finished goods owned by and used or held for use by Seller or Newco in the Business.

         "Inventory Adjustment Amount" is defined in Exhibit D hereto.

         "IT Services Agreement" shall mean the Information Technologies Service Agreement between Purchaser and Seller in substantially the form attached as Exhibit E.

         "Labor Claim" shall mean any claim against Newco, Service Company or the Business or any officer, director or shareholder of Newco, Service Company or any other entity involved in the Business by any Person seeking payment of wages, salaries, benefits, severance, damages, indemnification or any other relief in connection with a labor relationship or alleged labor relationship in connection with the Business.

         "Law" shall mean all applicable provisions of any federal, state, foreign, local or other law, ordinance, rule, regulation, or governmental requirement or restriction of any kind, including any rules, regulations, and orders promulgated thereunder, and any final orders, decrees, consents, or judgments of any regulatory agency or court.

         "Leases" shall mean each of the lease agreement dated April 1, 1995 between Seller, as lessee, and Ferchisa, as lessor, and the lease agreement dated June 21, 1999 between Seller, as lessee, and Corporacion Chihuahua, as lessor, relating to the Facilities, copies of which previously have been provided to Purchaser.

         "Lien" with respect to any asset shall mean any mortgage, pledge, lien, charge, claim, restriction, reservation, easement, covenant, lease, encroachment, title defect, imposition, limitation of domain, right of first refusal, security interest, inchoate lien, or other encumbrance of any kind and the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement related to such asset.




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         "Lockheed Agreement" shall mean the Site Requirement Document for
Electrical and Electronic Assembly, Printed Wire Assembly and Wire and Harness Assembly, SRD EPO- FY94-0001, dated April 19, 1996, a copy of which has previously been provided to Purchaser, and related purchase orders.


         "Material Adverse Effect" in respect of a Person shall mean any event, condition or fact which is, or reasonably may be expected to be, materially adverse to the financial condition, properties, business or results of operations of such Person and its subsidiaries, taken as a whole, other than events, conditions or facts arising out of general economic conditions unrelated to the business in which such Person is engaged.

         "Miscellaneous Assets" shall mean factory supplies (other than spare and repair parts) and office supplies owned by Seller or Newco and used or held for use by Seller or Newco in the operation of the Business.

         "Newco" shall mean Electronica las Torres, S.A. de C.V., a Mexican company.

         "Newco Qualifying Share" shall mean one share of Newco Common Stock issued by Newco and owned by QSN on the Closing Date.

         "Newco Shares" shall mean all outstanding shares of capital stock issued by Newco as of the Closing Date, with the exception of the Newco Qualifying Share.

         "Nintendo" is defined in Section 2.13 hereof.

         "Nintendo Agreements" is defined in Section 2.13 hereof.

         "Nintendo Equipment" is defined in Section 2.13 hereof.

         "Parties" shall mean Purchaser, Seller and QSN.

         "Person" means an individual, limited liability company, partnership, corporation, business trust, joint stock company, trust, unincorporated association, Governmental Authority or other entity.

         "Prefunding Capital Redemption" shall mean the cash distribution by Newco to Seller prior to Closing in an amount equal to the Prefunding Loan.

         "Prefunding Loan" shall mean a demand loan from Purchaser to Newco in an amount equal to the Preliminary Net Book Value.



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         "Preliminary Closing Balance Sheet" shall mean the unaudited consolidated balance sheet of Newco and Service Company prepared by Seller as of a date not more than 30 days prior to the Closing Date.

         "Preliminary Net Book Value" shall mean the excess, if any, of the total assets of Newco and Service Company over the total liabilities of Newco and Service Company, as reflected on the Preliminary Closing Balance Sheet.

         "Purchase Price" shall mean, at the written election of Seller delivered to Purchaser not less than 10 days before Closing, either (i) US$52,000,000 in cash less the amount of the Prefunding Loan and plus or minus the amount by which the Preliminary Net Book Value is more or less, respectively, than US$26,500,000 or (ii) a total sum of US$53,000,000 less the amount of the Prefunding Loan and plus or minus the amount by which the Preliminary Net Book Value is more or less, respectively, than US$26,500,000, which total sum shall be composed of cash in an amount (to be determined by Seller by written notice to Purchaser not less than three Business Days prior to Closing) not less than US$45,000,000 less the amount of the Prefunding Loan and plus or minus the amount by which the Preliminary Net Book Value is more or less, respectively, than US$26,500,000, nor more than US$48,000,000 less the amount of the Prefunding Loan and plus or minus the amount by which the Preliminary Net Book Value is more or less, respectively, than US$26,500,000, with the remainder in the form of Purchaser's common stock, par value $.01 per share, valued at the average of the closing price on The Nasdaq Stock Market on each of the 30 trading days ending three days prior to the Closing Date. The Purchase Price is subject to adjustment as provided in Section 2.4 hereof.

         "Purchase Price Holdback" shall mean the sum of: (i) the Inventory Adjustment Amount; (ii) the Accounts Adjustment Amount; and (iii) US$50,000.

         "Purchased Shares" shall mean the Shares and the Qualifying Shares.

         "Qualifying Shares" shall mean the Newco Qualifying Share and the Service Company Qualifying Share.

         "Real Property" shall mean all real property subject to the Leases.

         "RNIE" shall mean the Mexican National Foreign Investment Registry (Registro Nacional de Inversiones Extranjeras).

         "Seller" shall mean Elamex S.A. de C.V., together with its Subsidiaries on a consolidated basis.

         "Service Company" shall mean Servicios Administrativos las Torres, S.A. de C.V., a Mexican company.



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



         "Service Company Qualifying Share" shall mean one share of Service Company Common Stock issued by Newco and owned by QSN on the Closing Date.

         "Service Company Shares" shall mean all outstanding shares of capital stock issued by Service Company as of the Closing Date, with the exception of the Service Company Qualifying Share.

         "Shares" shall mean the Newco Shares and the Service Company Shares.

         "Single Environmental License" shall mean the Single Environmental License (Licencia Ambiental Unica or LAU) issued pursuant to Mexican Environmental Laws in respect of operation of the Business at the Facilities.

         "Subsidiaries" shall mean each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests.

         "Tax" shall mean any federal, state, provincial, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof (including all interest and penalties thereon and additions thereto whether disputed or not), including without limitation, any and all of the burdens or contributions (contribuciones) established by Article 2 of the Mexican Federal Tax Code (Codigo Fiscal de la Federacion), including any and all fines, assessments or other charges imposed by a proper taxing authority (accessorios).

         "Tax Claim" shall mean any and all claims and/or determinations made by any Tax authority inasmuch as such claim and/or determination relates to the Business to the effect that: (i) Newco or any of its Affiliates or shareholders have violated any tax law or regulation; or (ii) Newco or any of its Affiliates or shareholders omitted the payment of Taxes; or (iii) Newco or any of its Affiliates or shareholders are subject to any estimation or presumption of profits and/or of any withholding Taxes; or (iv) Newco or any of its Affiliates or shareholders are subject to any Tax liability; or (v) Newco or any of its Affiliates or shareholders are subject to liability for a computing and/or assessment of a deficiency in the amount of Taxes Newco and/or any of its Affiliates or shareholders should have paid; or (vi) Newco or any of its Affiliates or shareholders are ordered to pay any Taxes; (vii) there is ordered, notified or executed any Lien on any good owned by Newco or any of its Affiliates or shareholders; (viii) Newco, Purchaser or any Affiliate of Newco, or any officer, director or shareholder of Newco or Purchaser or any Affiliate of either is attributed any tax liability, including any joint liability arising out of the


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



conduct of the Business at or before Closing, including without limitation the consummation of the transactions contemplated hereby.

         "Turnkey Contract Electronic Manufacturing Services" shall mean Electronic Manufacturing Services in connection with which the provider controls the procurement and production functions, utilizing materials and inventory which may be owned by the provider, the provider's customer or other parties.

         "US$" shall mean Dollars, the lawful currency of the United States of America.

         "Warehouse Services Agreement" shall mean the El Paso Warehouse Services Agreement between Seller and Purchaser in substantially the form attached hereto as Exhibit L.

                                    ARTICLE 2
                  PURCHASE AND SALE OF SHARES; OTHER AGREEMENTS

         SECTION 2.1 PURCHASE AND SALE OF THE SHARES. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller agrees to sell, assign, convey and deliver to Purchaser all of the Shares, and Purchaser agrees to purchase and take delivery of all of the Shares from Seller for the consideration specified in this Agreement, free and clear of any Liens.

         SECTION 2.2 PURCHASE AND SALE OF THE QUALIFYING SHARE. Subject to the terms and conditions set forth in this Agreement, at the Closing, QSN agrees to sell, assign, convey and deliver to Purchaser or to any Person named by Purchaser, the Qualifying Shares, and Purchaser agrees to purchase and take delivery of the Qualifying Shares from QSN, or name a Person to purchase and take delivery of the Qualifying Shares, for the consideration specified in this Agreement, free and clear of any Liens.

         SECTION 2.3 PAYMENT OF THE PURCHASE PRICE. Subject to the terms and conditions set forth in this Agreement, at the Closing, Purchaser shall (a) pay to Seller, via wire transfer in immediately available funds and in accordance with instructions provided by Seller (which instructions may designate up to two accounts to which funds shall be transferred), an amount equal to the cash portion of the Purchase Price less the Purchase Price Holdback, (b) cause to be issued to Seller the common stock portion of the Purchase Price, if any, by delivery of duly executed stock certificates (with private placement legends thereon) and (c) pay to the Escrow Agent via wire transfer, an amount equal to the Purchase Price Holdback, to be held and distributed pursuant to the Escrow Agreement and as provided herein. Seller acknowledges and agrees that any shares of Purchaser common stock issued as part of the Purchase Price shall be issued in a private placement pursuant to an exemption from the registration requirements of the U.S. Securities Act of 1933, as amended (the "Act"), and as such will not be transferrable by Seller absent an available exemption from registration or registration under the Act.


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

         SECTION 2.4 CLOSING BALANCE SHEET; PURCHASE PRICE HOLDBACK.


         (a) For purposes of subsection (c) below, Newco's and Service Company's books of account shall be closed as of the Effective Time of Closing. As soon as practicable after the Effective Time of Closing, but in no event later than 30 calendar days thereafter, Seller shall prepare the Closing Balance Sheet and shall cause it to be audited by Deloitte & Touche, LLP. Purchaser shall have the right to receive and review all work papers and other materials used by Seller to prepare the Closing Balance Sheet and all audit work papers and other materials used by Deloitte & Touche, LLP in connection with such audit. Seller shall provide access and shall cause its accountants to provide access to such materials to Purchaser and its accountants as and when such materials are prepared.

         (b) For purposes of subsection (c) below, the Closing Balance Sheet shall be conclusive and binding upon Seller and Purchaser unless within 30 days following the later of (i) the date on which Purchaser receives the Closing Balance Sheet and (ii) the date on which Purchaser is provided access to all audit workpapers relating to the Closing Balance Sheet, Purchaser delivers to Seller a written notice of dispute with respect thereto. In such case, Purchaser and Seller shall thereafter use their best efforts to resolve such dispute; provided, however, that if no resolution is reached on or before the 60th day following the Effective Time of Closing, Purchaser and Seller shall employ, at Purchaser's and Seller's equally shared expense, Ernst & Young, LLP, or such other mutually acceptable internationally recognized firm of independent auditors, for purposes of settling the dispute. Such accountants shall finalize the Closing Balance Sheet using such methods as such firm deems appropriate (including an audit, if necessary), and such determination shall be conclusive and binding upon Purchaser and Seller.

         (c) Not later than 35 days after receipt by Purchaser of the Closing Balance Sheet or, if Purchaser shall deliver a notice of dispute with respect thereto in accordance with Section 2.4(b), not later than seven days after the earlier of (x) the date the Closing Balance Sheet is agreed upon by Purchaser and Seller or (y) the date Purchaser and Seller receive the final Closing Balance Sheet, as determined by the independent auditors as provided in such
Section 2.4(b), Seller or Purchaser shall pay to the other the following amount as an adjustment to the Purchase Price:

                  (i) if the Closing Net Book Value is greater than the Preliminary Net Book Value, Purchaser shall pay such difference to Seller by wire transfer of immediately available funds to an account designated by Seller; and

                  (ii) if the Closing Net Book Value is less than the Preliminary Net Book Value, Seller shall pay such difference to Purchaser by wire transfer of immediately available funds to an account designated by Purchaser.

         (d) The Purchase Price Holdback shall be distributed by the Escrow Agent in accordance with the procedures set forth on Exhibit D hereto.

         SECTION 2.5 DELIVERY OF STOCK CERTIFICATES. On the Closing Date, the Seller shall transfer or cause to be transferred and physically deliver to Purchaser the stock certificates representing the Purchased Shares, duly issued by Newco or Service Company, as the case may be, in accordance with applicable law, duly endorsed and in full compliance with all corporate and regulatory requirements for transfer as provided in Newco's or Service Company's bylaws and articles of incorporation.

         In addition, Seller shall:

         (a) Provide Purchaser with Newco's and Service Company's Books of Libro de Actas, as well as a company shareholders' resolutions, if necessary, authorizing the transfer of the Shares and of the Qualifying Shares in accordance with this Agreement;

         (b) Provide Purchaser with Newco's and Service Company's Shares Registry Books evidencing Seller's registration as legitimate holder of record of the Shares; QSN's registration as legitimate holder of record of the Qualifying Shares; as well as the new entries evidencing Purchaser as the legitimate new holder of record of the Shares, and the Person to be named by Purchaser as new holder of record of the Qualifying Shares;

         (c) Provide Purchaser with a written certification from Newco's and Service Company's Secretary of the Board of Directors representing that the Shares and the Qualifying Shares are free and clear of any and all Liens, encumbrances or limitations of domain which may hinder Purchaser's title thereto, or the title of the Person named to acquire the Qualifying Shares;

         (d) If required under Newco's or Service Company's corporate documents, provide Purchaser with a written authorization of Newco's or Service Company's Board of Directors to sell and transfer the Shares to Purchaser and the Qualifying Shares to the Person named by Purchaser; and

         (e) Provide to Purchaser, and cause QSN to deliver to Purchaser, written waivers forfeiting their preemptive right, if any, to acquire shares issued by Newco or Service Company.

         The foregoing requirements are cumulative to, and not independent from Seller's and QSN's compliance with the other terms and conditions set forth in this Agreement.

         SECTION 2.6 CLOSING. The Closing shall take place at the offices of Bryan, Gonzalez Vargas y Gonzalez Baz, S.C., Av. 16 de Septiembre 2026 Ote., Ciudad Juarez, State of Chihuahua, Mexico, at 10:00 a.m. Mountain Standard Time, on the Closing Date.

         SECTION 2.7 TRANSFER OF ASSETS. Prior to the date of the Preliminary Closing Balance Sheet, (i) Seller shall transfer to Newco, as a contribution to capital and for no other consideration, all the Assets, free and clear of any Liens and Newco shall assume the Assumed Liabilities other than those assumed pursuant to the Employer Substitution Agreements and (ii)

Seller shall cause the Service Company to enter into the Employer Substitution Agreement in respect of the Covered Employees.

         SECTION 2.8 SINGLE ENVIRONMENTAL LICENSE. Not later than five business days after the date hereof, Seller shall cause Newco to appropriately file in compliance with all the applicable legal requirements, the application to obtain the Single Environmental License, provided that the parties acknowledge that as at the Closing Date the procedure to have the Single Environmental License issued will still be in process.

         SECTION 2.9 IT SYSTEM. Purchaser and Seller acknowledge that Seller operates on a different IT platform and network than Purchaser. Accordingly, Seller agrees to allow Purchaser to remain on Seller's IT system in accordance with the IT Support Services Agreement.

         SECTION 2.10 NONCOMPETITION.

         (a) Neither Seller nor any Affiliate thereof nor QSN shall, directly or indirectly, compete with Newco and/or with Purchaser in connection with Turnkey Contract Electronic Manufacturing Services in Mexico for a period of four years after the Closing Date. In furtherance, but not in limitation of the foregoing, Seller agrees not to set up, own, manage or otherwise support another contract Electronic Manufacturing Services operation, (either directly or indirectly, including through a subsidiary, partnership or other legal entity), or knowingly provide services (including shelter services) for another manufacturer providing contract Electronics Manufacturing Services (either directly or indirectly) within four years after the Closing. Seller further agrees not to provide any contract Electronics Manufacturing Services or any electronics shelter services for the companies listed in Section 2.10(a) of the Disclosure Schedule, without Purchaser's prior written approval, for four years after the Closing. The restrictions contained in this Section 2.10 shall not apply to Seller's metal stamping and plastics services, including any and all existing activities of the entities conducting those services, nor do they apply to any Affiliate of Seller after the termination of the relationship between Seller and the Affiliate.

         (b) Notwithstanding the foregoing Section 2.10(a), Seller may continue to service after Closing those current Electronic Manufacturing Services contracts set forth in Section 2.10(b) of the Disclosure Schedule.

         SECTION 2.11 REQUIRED APPROVALS. As promptly as practicable after the date of this Agreement, Seller will, and will cause Newco and Service Company to, make all filings required by applicable Law to be made by them in order to consummate the transactions contemplated hereby (including all filings under the HSR Act). Between the date of this Agreement and the Closing Date, Seller will, and will cause Newco and Service Company to, (a) cooperate with Purchaser with respect to all filings that Purchaser elects to make or is required by applicable Law to make in connection with the transactions contemplated hereby, and (b) cooperate with Purchaser in obtaining all third party consents required to consummate the transactions contemplated hereby, including the consents described in Section 6.1(d) hereof (and including taking all actions requested by Purchaser to cause early termination of any applicable waiting period under the HSR Act).

         SECTION 2.12 FORM S-3 REGISTRATION.

         (a) In the event Seller shall duly elect to receive any portion of the Purchase Price in the form of Purchaser's common stock, as soon as practicable after the Closing Date, but in any event, within five Business Days thereafter, Purchaser shall prepare and file with the Securities and Exchange Commission a Registration Statement (the "Registration Statement") on Form S-3 (or any successor or other appropriate form) for resale of the shares of Purchaser common stock delivered to Seller in accordance with Section 2.3 hereof, and shall use its best efforts to have such filing declared effective under the Act as promptly as practicable thereafter and to continue the effectiveness of such registration until the first anniversary of the Effective Time of Closing (plus the amount of time by which the filing of the Registration Statement is delayed or during which the sales are suspended by Seller, in each case as provided below in this Section 2.12).

         (b) For purposes of the Registration Statement, Seller agrees to provide Purchaser not later than May 29, 2000, a consolidated balance sheet and income statement for the Business, audited by Deloitte & Touche, LLP, for the year ended December 31, 1999 (the "Audited Statement for the Business"). The Audited Statement for the Business shall be prepared in compliance with Sections 3-05 and 3-13 of Regulation S-X under the Securities Exchange Act of 1934, as amended. Notwithstanding Purchaser's agreement to file the aforementioned Registration Statement as quickly as practicable and in any event within five Business Days after the Closing, such filing may be delayed until 10 Business days after Purchaser receives from Seller the Audited Statement for the Business. It is understood that the Audited Statement for the Business may differ in certain respects from the customer income statements included in the Financial Statements due to certain adjustments and allocations associated with the preparation of financial statements of a portion of a business. The representations and warranties in Section 3.7 hereof in respect of the Financial Statements shall not be deemed to be breached solely because of the existence of any such difference. Purchaser shall pay for all costs of auditing the Audited Statement for the Business referred to in this Section 2.12, provided Purchaser is allowed to participate in all fee arrangement discussions with the auditing firm.

         (c) Purchaser may postpone, for up to sixty (60) days, the filing of the Registration Statement if such registration would give rise to a disclosure obligation that would not be in the best interest of Purchaser's shareholders. If, after the Registration Statement becomes effective, the continuation of the Registration Statement would give rise to a disclosure obligation that would not be in the best interest of Purchaser's shareholders or if Purchaser considers it necessary for the Registration Statement to be amended, Seller shall suspend sales until Purchaser advises Seller that such disclosure has been made or is no longer required, or the Registration Statement has been amended, as the case may be, but in any event, not for more than 60 days. Purchaser shall promptly notify Seller of any event, and use its reasonable best efforts to minimize any such postponement or suspension. As of the date hereof, Purchaser is unaware of any fact, circumstance or event which would be the basis for postponing the filing of the Registration Statement. The certificates for the shares which are sold pursuant to such registration shall be free of any legend relating to transfer restrictions. Seller agrees that no more than 10,000 shares will be sold pursuant to such registration in any one trading day until September 30, 2000, after which time Seller may sell the shares without regard to such volume restriction.

         (d) Seller shall pay one-half of all out-of-pocket expenses incurred by Purchaser in connection with the preparation and filing of the Registration Statement, but not more than US$12,500.

         SECTION 2.13 NINTENDO AGREEMENTS.

         (a) After Closing, Purchaser will perform Seller's manufacturing and warranty repair and service obligations under each of the agreements and understandings described in Section 2.13 of the Disclosure Schedule (the "Nintendo Agreements") and shall be indemnified by Seller for any and all liability it incurs under said Nintendo Agreements, except for liability arising out of Purchaser's manufacturing processes. However, Purchaser shall not assume any of the rights and responsibilities of Seller under the Nintendo Agreements. Invoices for work performed under the Nintendo Agreements will be invoiced to Seller, which will be responsible for payment to Purchaser under the same payment terms of the Nintendo Agreements. Payments will be due from Seller within twenty days of invoice, provided that Purchaser has delivered the invoice to Seller before 12:00 noon MST the date of invoice, otherwise, payment will be due from Seller in twenty-one days.

         (b) As soon as practicable after the date hereof, but in any event no later than 15 Business Days after the date hereof, representatives from Purchaser and Seller will visit with the appropriate representative of Nintendo of America and/or Nintendo Company, Limited (collectively, "Nintendo") in order to discuss an orderly termination of the Nintendo Agreements ("Nintendo Termination Plan"). Such termination shall be effective no later than August 30, 2000 and shall be effected without cost to or liability of Purchaser.

         (c) Promptly after the completion of the Nintendo Termination Plan, and in no event more than thirty days afterward, Seller shall, at its own expense and risk, remove from the Facilities all remaining raw, work-in-process and finished goods inventories relating to the manufacturing services under the Nintendo Agreements (the "Nintendo Inventories") and all specific/custom equipment relating to the manufacturing services under the Nintendo Agreements, a description of which is set forth in Section 2.13 of the Disclosure Schedule (the "Nintendo Equipment"). Seller agrees that Purchaser shall have the right to use all Nintendo Equipment, without charge, in connection with Purchaser's performance of the Nintendo Agreements after the Effective Time of Closing and prior to the removal of such equipment by Seller after the effective date of termination of the Nintendo Agreements.

         SECTION 2.14 WARRANTY WORK FOR CUSTOMERS. Seller will be promptly notified and provided access to all records regarding any warranty claims made by customers for work performed before Closing ("Warranty Claims"). Purchaser shall provide usual and customary warranty repair or replacement services in the most economical manner which satisfactorily addresses the Warranty Claim in accordance with the applicable agreement with the customer. Seller shall promptly, but in any event not later than 30 days after receipt of invoice, reimburse Purchaser for all direct costs incurred by Purchaser in connection with such Warranty Claims in excess of US$25,000 in the aggregate. Purchaser's obligation to provide the foregoing services shall be suspended if, and for so long as, Seller shall not have timely paid Purchaser's direct costs in accordance with this Section 2.14. Not later than the Closing Date, each of Purchaser and Seller shall designate an appropriate employee who shall confer one with the other on a weekly basis regarding the status of Warranty Claims.

                                    ARTICLE 3
                REPRESENTATIONS AND WARRANTIES OF SELLER AND QSN

         Seller and QSN hereby, jointly and severally, represent and warrant to Purchaser as follows:

         SECTION 3.1 ORGANIZATION; BUSINESS.

         (a) Organization of Newco and Service Company. Each of Newco and Service Company is a sociedad anonima duly and validly organized and existing and in good standing under the Laws of Mexico.

         (b) Organization of Seller and QSN. Each of Seller and QSN is a corporation (sociedad anonima de capital variable) duly and validly organized and existing under the Laws of Mexico.

         (c) Corporate Power and Authority of Newco and Service Company. As of the Closing Date each of Newco and Service Company will have: (i) full corporate power and authority necessary to carry on the Business and to own, lease and operate its assets and properties, including the Assets; and (ii) all material franchises, permits, licenses, approvals, authorizations and registrations necessary to carry on the Business (other than the Single Environmental License) and to own, lease and operate its assets and properties, including the Assets.

         (d) Corporate Power and Authority. Each of Seller and QSN has: (i) full corporate power and authority necessary to carry on its business as it is now conducted and to own, lease and operate its assets and properties; and (ii) all material franchises, permits, licenses, approvals, authorizations and registrations necessary to carry on its business as it is now conducted and to own, lease and operate its assets and properties.

         SECTION 3.2 CAPITALIZATION. All of the outstanding capital stock of each of Newco and Service Company is duly authorized, validly issued, fully paid and non-assessable. There are no options, warrants, conversion rights or other rights to subscribe for or purchase, or other contracts with respect to, any capital stock of Newco or Service Company. Neither Newco nor Service Company has any Subsidiaries.

         SECTION 3.3 AUTHORIZATION; ENFORCEABILITY. The execution, delivery and performance of this Agreement by Seller and QSN and all of the documents and instruments required by this Agreement to be executed and delivered by Seller and/or QSN are within the corporate power of Seller and QSN, and: (a) have been duly authorized by the Board of Directors of Seller and QSN; and (b) have been duly authorized by all necessary corporate action by Seller and QSN.

         This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by Seller and/or QSN will be, when executed and delivered by Seller and/or QSN, the valid and binding obligations of Seller and/or QSN, as the case may be, and enforceable against Seller and/or QSN, as the case may be, in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

         SECTION 3.4 NO VIOLATION OR CONFLICT. The execution, delivery and performance of this Agreement by Seller and QSN:

         (a) do not and will not violate or conflict with any applicable Law, judgment, order, decree, or the articles or certificate of incorporation or bylaws of Seller or QSN;

         (b) do not and will not require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority (including, without limitation, under any "plant closing" or similar law); and

         (c) do not and will not violate or conflict with or constitute a default (or event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination of, or acceleration of the performance required by, or result in the creation of any Lien upon any of the Assets under, or require the consent of any third party under, or affect the enforceability of, any term or provision of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Seller, Newco or Service Company is a party or by which Seller, Newco, Service Company or any of the Assets may be bound or affected, including without limitation the Contracts.

         SECTION 3.5 ASSETS.

         (a) Except to the extent set forth in Section 3.5(a) of the Disclosure Schedule, as of the Closing Date (i) Newco will own good title to all of the Assets, free and clear of any and all Liens, (ii) Newco will have sole control of the Assets (except to the extent control of certain Intangible Assets is temporarily affected by the provisions of the IT Services Agreement) and shall be in sole possession of all tangible Assets, except Inventory which is in transit in the ordinary course of business and consistent with past practice and (iii) none of the Assets will be leased, rented, licensed or otherwise not wholly-owned by Newco. As of the Closing Date, Service Company will not own or hold any Assets.

         (b) The Assets include all of the assets of Seller which are held by Seller primarily for use in or which are necessary for the operation of the Business. The Assets include all of the assets set forth on the Balance Sheet, and all upgrades and additions thereto since the date thereof, except assets which have been sold or disposed of in the ordinary course of the Business, consistent with past practice.

         (c) The Fixed Assets and the Facilities are in good operating condition and repair, normal wear and tear excepted, free from any defects (except defects that do not interfere with the use thereof in the conduct of the normal operations of the Business), have been maintained consistent with industry standards, and are sufficient to carry on the Business as presently conducted by Seller. To the knowledge of Seller, there are no facts or conditions, other than wear and tear, adversely affecting the Assets which, individually or in the aggregate, may reasonably be expected to interfere in any material respect with the use, occupancy or operation thereof, as compared to the current use, occupancy or operation, or with their adequacy for such use. This Section 3.5(c) shall not be construed to be a warranty that the foregoing Assets will continue after the Closing Date to be in the condition warranted hereby.

         (d) Except as set forth on Section 3.5(d) of the Disclosure Schedule,
(i) all Inventories are of good, usable and merchantable quality in all material respects and meet the quality control standards of Seller and any applicable governmental quality control standards of any applicable Governmental Authority,
(ii) all Inventories that are finished goods are saleable as current inventories at the current prices thereof in the ordinary course of business and (iii) all Inventories are recorded on the books of the Business at the lower of cost or market value determined in accordance with GAAP. Notwithstanding the foregoing, Seller shall not be in breach of the representations in this Section 3.5(d) on account of any inaccuracies in such representations to the extent that Purchaser is compensated therefor by application of the Purchase Price Holdback pursuant to Section 2.4(d) hereof.

         (e) All of the tangible Assets are physically located at the Facilities except Inventory which is in transit in the ordinary course of business and consistent with past practice and certain tangible Assets which are presently located at other facilities of Seller but which will be physically located at the Facilities as of the Closing Date.

         SECTION 3.6 LITIGATION. (a) There is no litigation, arbitration, or proceeding of any kind pending or, to the knowledge of Seller or QSN, proposed or threatened, or resolved, and to the knowledge of Seller there is no governmental investigation pending, against or relating to the Assets, the Business, Service Company or Newco involving, in each case, (i) an amount in excess of $25,000 in any single case or $100,000 in the aggregate or (ii) involving product liability claims, whether or not insured; (b) there are no actions, suits or proceedings pending or, to the knowledge of Seller and QSL, proposed or threatened, affecting the Assets, Business, Service Company or Newco by any Person which question the legality, validity or propriety of the transactions contemplated by this Agreement.

         SECTION  3.7 FINANCIAL STATEMENTS; BOOKS AND RECORDS; ACCOUNTING
                  MATTERS.

         (a) The Balance Sheet was prepared in accordance with GAAP and fairly presents the financial position of the Business as of the date thereof (except as may be indicated therein or in the notes thereto). The unaudited customer income statements prepared by the Company and included in the Financial Statements fairly present the results of operations in respect of each such customer for the periods covered thereby, except as may be indicated therein or in the notes thereto.

         (b) The Balance Sheet does not include any material assets or liabilities which do not constitute a part of the Business, and the customer statements of income included in the Financial Statements do not reflect operations of any entity or business other than the Business.

         (c) The accounting books and records relating to the Business: (i) are in all material respects correct and complete; (ii) are current in a manner consistent with Seller's practice; and (iii) have recorded therein all the properties and assets and liabilities of the Business.

         (d) As of the Closing Date neither Newco nor Service Company will have guaranteed or become a surety or be otherwise similarly contingently liable for the obligation of any other Person.

         (e) As of the Closing Date, neither Newco nor Service Company will have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except (i) as set forth in Section 3.7(e) of the Disclosure Schedule and (ii) the Assumed Liabilities.

         (f) Neither the consummation of the transactions contemplated hereby, nor the performance by Seller or QSN of their respective obligations hereunder and under the other agreements and documents required hereby, shall give rise to any obligation to pay severance or any such similar amount to any Person or cause to arise any claim by any current or former employee of the Business.

         SECTION  3.8 ABSENCE OF CERTAIN CHANGES.

         Except as set forth in Section 3.8 of the Disclosure Schedule, since the Balance Sheet Date, Seller and, as appropriate, each of Newco and Service Company, has conducted the Business only in the ordinary course consistent with prior practice and has not, on behalf of, in connection with or relating to the Business or the Assets:

         (a) suffered any Material Adverse Effect;

         (b) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in each case in the ordinary course of business consistent with prior practice, none of which liabilities, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect;

         (c) discharged or satisfied any Lien other than those then required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the Balance Sheet and current liabilities incurred since the date thereof in the ordinary course of business consistent with prior practice;

         (d) mortgaged, pledged or subjected to Lien, any property, business or assets, tangible or intangible, held in connection with the Business;

         (e) sold, transferred, leased to others or otherwise disposed of any of the Assets, except for Inventory sold and spare parts and Miscellaneous Assets used in the ordinary course of business, or canceled or compromised any debt or claim, or waived or released any right of substantial value;

         (f) received any notice of termination of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which, individually or in the aggregate, could have a Material Adverse Effect, provided that this Subsection (f) does not apply to Contracts with customers or suppliers which Contracts are treated solely in Section 3.12;

         (g) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any Intangible Property, or modified any existing rights with respect thereto;

         (h) made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any shareholder, director, officer, employee, salesman, distributor or agent of Seller or Newco relating to the Business, except in the ordinary course of business consistent with prior practices;

         (i) encountered any labor union organizing activity, had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts, or had any material change in its relations with its employees or agents;

         (j) failed to replenish inventories and supplies in a normal and customary manner consistent with its prior practice and prudent business practices prevailing in the industry, or made any purchase commitment in excess of the normal, ordinary and usual requirements of its business or at any price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry, or made any change in its selling, pricing, advertising or personnel practices inconsistent with its prior practice and prudent business practices prevailing in the industry;

         (k) made any capital expenditures or capital additions or improvements in excess of an aggregate of US$25,000;

         (l) instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to the Business or the Assets other than in the ordinary course of business consistent with past practices and involving amounts not more than US$25,000 individually or US$25,000 in the aggregate;

         (m) entered into any transaction, contract or commitment other than in the ordinary course of business or paid or agreed to pay any legal, accounting, brokerage or finder's fees that are to be assumed by or which will be a liability of Newco or Service Company in connection with or by reason of, this Agreement or the transactions contemplated hereby, except for accounting expenses to prepare financial statements for the Business and to set up the books of account of Newco and related accounting work;

         (n) incurred any severance pay obligations by reason of this Agreement or the transactions contemplated hereby;

         (o) taken any action or failed to take any action that would reasonably foreseeably result in the occurrence of any of the foregoing after the Closing Date.

         SECTION  3.9 CONTRACTS.

         (a) Set forth in Section 3.9(a) of the Disclosure Schedule is a complete and correct list of all agreements, contracts, commitments and other instruments and arrangements (whether written or oral) of the types described below by which any of the Assets are bound or materially affected or to which Seller, Newco or Service Company is a party or is bound in connection with the Business or the Assets other than the Nintendo Agreements and the Lockheed Agreement (together with those set forth in Section 3.9(b) of the Disclosure Schedule, the "Contracts"), other than Contracts which are not material to the Business and which can be canceled upon not more than 60 days prior written notice without penalty or other charge and do not involve future payments or receipts in excess of $5,000 per annum individually or $50,000 in the aggregate:

                   (i) leases, licenses, permits, franchises, insurance policies insuring the Business after the Closing and other contracts concerning or relating to the Facilities, including the Leases;

                   (ii) employment, consulting, agency, collective bargaining or other similar contracts, agreements, and other instruments and arrangements relating to or for the benefit of current, future or former employees, officers, directors, sales representatives, distributors, dealers, agents, independent contractors or consultants;

                   (iii) loan agreements, indentures, letters of credit, mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, and other agreements and instruments relating to the borrowing of money or obtaining of or extension of credit;


                   (iv) licenses, licensing arrangements and other contracts providing in whole or in part for the use of, or limiting the use of, any Intangible Property;

                   (v) brokerage or finder's agreements;

                   (vi) joint venture, partnership and similar contracts involving a sharing of profits or expenses (including but not limited to joint research and development and joint marketing contracts);

                   (vii) asset purchase agreements and other acquisition or divestiture agreements, including but not limited to any agreements relating to the sale, lease or disposal of any Assets (other than sales of inventory in the ordinary course of business) or involving continuing indemnity or other obligations;

                   (viii) sales agency, manufacturer's representative, marketing or distributorship agreements;

                   (ix) contracts, agreements or arrangements with respect to the representation of the Business in foreign countries;

                   (x) lease agreements providing for the leasing of any personal property, whether or not primarily used in, or held for use in connection with, the Business;

                   (xi) contracts, agreements or commitments with any employee, director, officer, stockholder or Affiliate of Seller or Newco; and

                   (xii) any other contracts, agreements or commitments that are material to the Business.

         (b) Set forth in Section 3.9(b) of the Disclosure Schedule is a complete and correct list of all agreements, contracts, commitments and other instruments and arrangements (whether written or oral) of the types described below by which any of the Assets are bound or materially affected or to which Seller or Newco is a party or is bound in connection with the Business or the Assets, other than the Nintendo Agreements and the Lockheed Agreement:

                   (i) orders and other contracts for the purchase or sale of materials, supplies, products or services, each of which involves aggregate payments in excess of $50,000 in the case of purchases or $100,000 in the case of sales; and

                   (ii) contracts with respect to which the aggregate amount that could reasonably be expected to be paid or received thereunder in the future exceeds $150,000 per annum or $250,000 in the aggregate.

         (c) Sections 3.9(a) and 3.9(b) of the Disclosure Schedule expressly identify each contract with any Governmental Authority and specify the Government Authority which is a party thereto.

         (d) Seller has delivered to Purchaser complete and correct copies of all written Contracts, together with all amendments thereto, and accurate descriptions of all material terms of all oral Contracts, set forth or required to be set forth in Sections 3.9(a) and 3.9(b) of the Disclosure Schedule.

         (e) All Contracts are in full force and effect and enforceable against each party thereto. There does not exist under any Contract any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of Seller or, to the knowledge of Seller, any other party thereto except for such events or conditions that, individually and in the aggregate, (i) have not had or resulted in, and will not have or result in, a Material Adverse Effect on Newco and (ii) have not and will not materially impair the ability of Seller to perform its obligations hereunder.

         (f) Neither Seller, Service Company nor Newco has any outstanding power of attorney relating to the Business.

         SECTION 3.10 APPRAISAL. All appraisals of any of the Assets within the prior three years are described in Section 3.10 of the Disclosure Schedule. Seller has provided Purchaser with true and complete copies of each such appraisal.

         SECTION 3.11 TERRITORIAL RESTRICTIONS. Except as set forth in Section
3.11 of the Disclosure Schedule, Seller is not, and as of and immediately following the Closing Date, Newco and Service Company will not be, restricted by any agreement or understanding, written or oral, with any other Person from carrying on the Business anywhere in the world.

         SECTION 3.12 CUSTOMERS AND SUPPLIERS.

         (a) Section 3.12(a) of the Disclosure Schedule sets forth the names and addresses of the ten largest customers of the Business in terms of dollar volume of sales for fiscal 1998 and fiscal 1999 and any other customer, which, together with its Affiliates, represented 3% or more of the Business' net sales in such years (collectively, the "Significant Customers"). Seller has not received any notice of and has no reason to believe that any Significant Customer (i) has ceased, or will cease, to use the products, goods or services of the Business,
(ii) has substantially reduced since the end of the last period for which customer financial statements are provided in the Financial Statements, or will substantially reduce, the use of products, goods or services of the Business compared to the levels reflected in the Section 3.12(a) of the Disclosure Schedule or (iii) has sought since the end of the last period for which customer financial statements are provided in the Financial Statements, or is seeking, to reduce the price it will pay for products, goods or services of the Business, including in each case after the consummation of the transactions contemplated hereby other than through productivity increases as provided for in the Contracts. To the knowledge of Seller, no Significant Customer has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated hereby. Section 3.12(a) of the Disclosure Schedule sets forth the Seller's forecasts for sales of the Business in calendar 2000, including forecast by Significant Customer. Except as set forth in Section 3.12(a) of the Disclosure Schedule, to the knowledge of Seller, there are no facts which would make such forecasts no longer the forecasts Seller would adopt for itself in the ordinary course of business or materially inhibit the ability of any Significant Customer, or any customer forecasted to be a Significant Customer for calendar 2000, to continue to do business with Seller or to comply with such customer's obligations under any Contract.

         (b) Section 3.12(b) of the Disclosure Schedule sets forth the names and addresses of the ten largest suppliers of the Business in terms of dollar volume of purchases of raw materials, supplies, merchandise or other goods or services for fiscal 1998 and fiscal 1999 and the amount for which each such supplier invoiced the Business during such period ("Significant Suppliers"). Seller has not received any notice and is not aware of any facts which reasonably would cause it to believe that there has been any material adverse change in the price of such raw materials, supplies, merchandise or other goods or services, or that any such supplier will not during calendar 2000 sell raw materials, supplies, merchandise and other goods to Purchaser on terms and conditions similar to those used in its current sales to the Business, subject to general and customary market price adjustments. To the knowledge of Seller, no such supplier has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated hereby.

         SECTION 3.13 INSURANCE POLICIES. Seller currently maintains and as at the Closing Date Newco and Service Company will have in effect valid public liability and all risk casualty insurance as is reasonably prudent. All insurance policies covering the Business or the Assets are listed, and the coverage thereof briefly described, in Section 3.13 of the Disclosure Schedule. No property damage, personal injury or liability claims have been made, or are pending affecting the Business or any of the Assets that are not covered by insurance. Within the past two years, no insurance company has canceled any insurance (of any type) related to the Business or any of the Assets. Seller will have no responsibility for insuring the Business after Closing.

         SECTION 3.14 NO VIOLATION OF LAW; PERMITS.

         (a) Except as disclosed in Section 3.14(a) of the Disclosure Schedule, during the past five years Seller has complied in all material respects with all Laws applicable to the Business or the Assets where the failure to comply has affected the present value of the Assets or the accuracy of the financial statements and records of the Business, or which reasonably could be expected to affect the future value of the Assets, and Seller has not received any notice alleging any such conflict, violation, breach or default. To the knowledge of Seller, neither Seller nor any supplier of Seller is the subject of an inspection or inquiry by any Governmental Authority regarding violations or alleged violations of any Law in connection with the Business which, individually or in the aggregate, may have a Material Adverse Effect on the Business.

         (b) Seller has received no direct written notice of any proposed laws, rules, regulations, ordinances, orders, judgments, decrees, governmental takings, condemnations or other proceedings which would be applicable to the Business or its operations or properties, and which would reasonably be expected to materially adversely affect the properties, assets, liabilities, operations or prospects of the Business as of the Closing Date.

         (c) Set forth in Section 3.14(c) of the Disclosure Schedule is a true and correct list of all material licenses, permits, approvals, qualifications and governmental specifications, authorizations, registrations, or requirements which Seller currently has in connection with the Assets or the Business (including the products thereof) (collectively, the "Permits") . The Permits constitute all such licenses, permits, approvals, qualifications, and governmental specifications, authorizations, registrations, and requirements necessary for the ownership or use of the Assets or conduct of the Business as currently conducted by Seller or as such Business shall be continued by Newco as of the Closing Date, except the Single Environmental License.

         (d) Each Permit is in full force and effect, and the Business is in compliance with all material obligations, restrictions or requirements thereof. A true and correct copy of each Permit has been provided to Purchaser.

         SECTION 3.15 REAL PROPERTY.

         (a) The lessee's interest under the Leases and the Facilities on such leasehold constitute all the fee and leasehold interests in real property held for use in connection with, necessary for the conduct of, or otherwise material to, the Business.

         (b) There are no eminent domain or other similar proceedings pending or threatened affecting any portion of the Facilities. There is no adverse writ, injunction, decree, order or judgment outstanding, nor any action, claim, suit or proceeding, pending or threatened, relating to the ownership, lease, use, occupancy or operation by any Person of the Facilities.

         (c) The use and operation of the Facilities in the conduct of the Business does not violate in any material respect any instrument of record or agreement affecting the Facilities. There is no violation of any covenant, condition, restriction, easement or order of any Governmental Authority having jurisdiction over such property or of any other Person entitled to enforce the same affecting the Facilities or the use or occupancy thereof. No damage or destruction has occurred with respect to the Facilities within the previous three years that has had or could, individually or in the aggregate, have a Material Adverse Effect.

         (d) The Facilities are in full compliance with all applicable building, zoning, subdivision and other land use and similar applicable Laws affecting the Facilities (collectively, the "Real Property Laws"), and Seller has not received any written notice of violation or claimed violation of any Real Property Law. Seller has not received direct written notice of any pending or anticipated change in any Real Property Law that will adversely affect the ownership, alteration, use, occupancy or operation of the Facilities or any portion thereof. No current use by Seller or the Business of the Facilities is dependent on a nonconforming use or other consent or approval from any Governmental Authority the absence of which would materially limit the use of such properties or assets held for use in connection with, necessary for the conduct of, or otherwise material to, the Business.

         SECTION 3.16 BROKERS. Neither Seller nor QSN, has incurred any brokers', finders' or any similar fee in connection with the transactions contemplated by this Agreement.

         SECTION 3.17 TAXES.

         (a) Tax Returns. With respect to the Business, Seller has, and as of the Closing Date Newco and Service Company will have, timely and properly filed all federal, state, local and foreign tax returns (including but not limited to all taxes, assessments, levies, imports, duties, license fees, registration fees or other similar governmental charges, income taxes, asset taxes, transfer taxes or fees, value added taxes, ad valorem taxes, withholding taxes and minimum taxes) which were required to be filed. Newco and Service Company will have paid or made adequate provision, in reserves reflected in the Closing Balance Sheet in accordance with GAAP, for the payment of all taxes (including interests, surcharges, additions to tax and penalties) and withholding amounts owed by it or assessable against it or the Assets.

         (b) Tax Liens. There are no tax Liens upon any Asset.

         (c) Delivery of Tax Returns. As of the Closing Date Seller will deliver to Purchaser correct and complete copies of all tax returns and reports of Newco and Service Company filed for all periods pursuant to applicable rules of law.

         (d) Tax Sharing Agreements. Neither Newco nor Service Company, from the date of their respective organization and up to the Closing Date shall be a party to any agreement relating to allocating or sharing any taxes, except for those listed in Section 3.17(d) of the Disclosure Schedule.

         (e) Liabilities of Other Persons. As of the Closing Date neither Newco nor Service Company will have, nor will any Asset be subject to, any liability for taxes of any kind of any Person other than Newco under any contract as a transferee or successor or otherwise.

         SECTION 3.18 DISCLOSURE. No Schedule hereto or statement of fact by Seller contained in this Agreement and no disclosure or statement of fact required to be furnished by Seller to Purchaser pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any item or material fact necessary in order to make the statements herein or therein contained not misleading. The Schedules to this Agreement are complete and accurate in all material respects with respect to the information the Schedules purport to provide. There is no fact (other than matters of a general economic or political nature which do not affect the Business uniquely) known to Seller that has not been disclosed by Seller to Purchaser that would reasonably be expected to have or result in a Material Adverse Effect on the Business. Seller has reviewed Purchaser's due diligence file, and has no reason to believe that any of the documents contained therein contain any untrue statement of material fact or omit any item or material fact necessary in order to make them not misleading.

         SECTION 3.19 VOTE REQUIRED. No vote is required of the holders of the outstanding shares of Seller's Common Stock (and, in the case of QSN, of QSN's Common Stock) in order to approve this Agreement and the transactions contemplated by this Agreement.

         SECTION 3.20 ENVIRONMENTAL PROTECTION.

         (a) Environmental Liability. The Facilities are and will be as of the Closing Date free of any spill, accident of ecological nature or final disposal or recycling of any material or waste that is deemed hazardous or dangerous under the terms of the Environmental Laws, and are not and as of the Closing Date will not be in material violation of any Environmental Law.

         (b) Environmental Claims. There is no Environmental Claim pending or, to the knowledge of Seller, threatened, in relation to the Facilities, including their soil and subsoil.

         (c) Hazardous Materials. To the knowledge of Seller, there have been no releases of any Hazardous Material by Seller or by any Person on the Facilities.

         SECTION 3.21 FACILITIES. Section 3.21 of the Disclosure Schedule includes a complete and accurate legal description of the Facilities which includes blueprints. Seller is, and as of the Closing Date, Newco shall be, in quiet possession of the Facilities under the Leases.

         The Facilities: (a) are not subject to any leases or tenancies of any kind other than the Leases; (b) are not in the possession of any adverse possessors; (c) have direct access to and from a public road or street which is sufficient for the current operation of the business conducted therein; (d) are used in a manner which is consistent in all material respects with applicable Law; (e) are, and have been since the date of possession thereof by Seller, in the peaceful possession of Seller; (f) are served by all water, sewer, electrical, telephone, drainage and other utilities as is currently required for the current operations of the Facilities; (g) are not currently subject to any special assessment; (h) are not subject to any zoning, ordinance, decrees or other similar laws or regulations which would restrict or prohibit Newco from continuing the operations presently conducted thereon by Seller; (i) are not subject to any interest of any Person under a contract, option or other agreement other than the Leases; and (j) are not subject to any presently pending condemnation proceedings, nor, to Seller's knowledge, are any such proceedings threatened.

         The Facilities and the use thereof conform in all material respects with all applicable ordinances, regulations and building, zoning and other Laws. Seller has not received any written information or written notice of any increase in the assessed value of the Facilities from any tax assessing authority which would increase the estimated real estate taxes for the Facilities or notice of any written assessment affecting the Facilities.

         SECTION 3.22 ACCOUNTS. As at the Closing Date all Accounts of Newco shall have arisen from bona fide transactions by the Business or Newco in the ordinary course of business and, to the extent not previously collected, are fully collectible, subject only to the reserves set forth in Newco's Closing Balance Sheet. None of such receivables will be at the Closing Date subject to any counterclaim or set off and each shall be fully collected in due course. As of the Closing Date, Service Company shall not have any receivables (including accounts receivable, loans receivable and advances).

         SECTION 3.23 INTANGIBLE ASSETS.

         (a) All material Intangible Assets are listed in Section 3.23(a) of the Disclosure Schedule. Except as set forth in Section 3.23(a) of the Disclosure Schedule, Seller owns and has full right to license and/or transfer the entire right, title and interest in and to each of those Intangible Assets.

         (b) Except as set forth in Section 3.23(b) of the Disclosure Schedule, there are no claims, demands or proceedings instituted or pending or threatened by any Person contesting or challenging the right of Seller or the Business to use any of the Intangible Assets; none of the Intangible Assets is invalid or unenforceable; there are no patents or copyrights owned by a Person which Seller is using relating to the Business, the Facilities or the Assets without license or right to do so; Seller owns or possesses, and as of the Closing Date, Newco will own or possess, adequate licenses or other rights to use all patents, trademarks, trade names or copyrights necessary to conduct its business as now conducted, as related to the Business.

         SECTION 3.24 SERVICE COMPANY OPERATIONS. Since the date of its organization, Service Company has not conducted any operations other than the provision of labor services to the Business.


                                    ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to Seller and QSN as follows:

         SECTION 4.1 ORGANIZATION.

         (a) Organization. Purchaser is a corporation duly and validly organized and existing under the Laws of Wisconsin and is qualified to do business as a foreign corporation and is in good standing in all other jurisdictions where the ownership or leasing of property or the conduct of its business requires qualification as a foreign corporation.

         (b) Corporate Power and Authority. Purchaser has: (a) full corporate power and authority necessary to carry on its business as it is now conducted and to own, lease and operate its assets and properties; and (b) all material franchises, permits, licenses, approvals, authorizations and registrations necessary to carry on its business as it is now conducted and to own, lease and operate its assets and properties.

         SECTION 4.2 AUTHORIZATION; ENFORCEABILITY. The execution, delivery and performance of this Agreement by Purchaser and all of the documents and instruments required by this Agreement to be executed and delivered by Purchaser are within the corporate power of Purchaser and: (a) have been duly authorized by the Boards of Directors of Purchaser; and (b) have been duly authorized by all necessary corporate action by Purchaser. This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by Purchaser will be, when executed and delivered by Purchaser, the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

         SECTION 4.3 NO VIOLATION OR CONFLICT. Subject to the receipt of the approvals and consents set forth in this Agreement, the execution, delivery and performance of this Agreement by Purchaser do not and will not conflict with or violate: (a) any Law or the Articles of Incorporation or Bylaws of Purchaser; or
(b) any material contract or agreement to which Purchaser is a party or by which it is bound.

         SECTION 4.4 AVAILABILITY OF FUNDS. As of the Closing Date Purchaser will have available the funds required to pay the Purchase Price.

         SECTION 4.5 GOVERNMENTAL APPROVALS. No permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by Purchaser, except for (i) the notice to be given to the RNIE, (ii) the preclosing notice to be filed pursuant to the Mexican Economic Competition Federal Law and the premerger notification to be filed pursuant to the HSR Act.

         SECTION 4.6 DISCLOSURE. No statement of fact by the Purchaser contained in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein, in the light of the circumstances under which they were made, not misleading as of the date to which it speaks.


                                    ARTICLE 5

                  CONDUCT OF BUSINESS PENDING THE CLOSING DATE

         Except with the written consent of Purchaser, from and after the date of this Agreement and until the Closing Date, Seller shall, and shall cause each of Newco and Service Company to:

         SECTION 5.1 CARRY ON IN REGULAR COURSE. Diligently carry on the Business in the regular course and shall not make or institute any unusual or novel methods of purchase, sale, lease, management, accounting or operation.

         SECTION 5.2 USE OF ASSETS. Use, operate, maintain and repair all of the Assets and the Facilities in a normal business manner.

         SECTION 5.3 COMPLIANCE WITH CONTRACTS. Not do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any material Contract, nor enter into any contract or agreement which would cause a Material Adverse Effect on Newco, Service Company or the Business.
         SECTION 5.4 EMPLOYMENT MATTERS. Not hire any employees in respect of the Business or discharge any employees of the Business, in each case outside of the ordinary course of business, consistent with prior practice.

         SECTION 5.5 INDEBTEDNESS. Not create, incur or assume any indebtedness in respect of the Business, except for trade payables incurred in the ordinary course of business consistent with prior practice.

         SECTION 5.6 PRESERVATION OF RELATIONSHIPS. Use reasonable best efforts to preserve its business organization intact, and to preserve the goodwill relating to the Business of suppliers, customers, creditors and others having business relationships with it.

         SECTION 5.7 COMPLIANCE WITH LAWS. Comply in all material respects with all Laws applicable to the Business.

         SECTION 5.8 TAXES. Timely and properly file all federal, state, local and foreign tax returns which are required to be filed in respect of the Business, and pay all taxes required to be paid by Newco or relating to the Business.

         SECTION 5.9 AMENDMENTS. Not amend Newco's or Service Company's Articles of Incorporation or Bylaws, or any Contract.

         SECTION 5.10 DIVIDENDS; REDEMPTIONS; ISSUANCE OF STOCK. Not:

         (a) issue any additional shares of stock of any class of Newco or Service Company capital stock, or grant any warrants, options or other rights to subscribe for or acquire any additional shares of Newco or Service Company capital stock of any class;

         (b) declare or pay any dividend or make any capital or surplus distributions of any nature in respect of the Newco or Service Company capital stock, except the Prefunding Capital Redemption; or

         (c) directly or indirectly redeem purchase or otherwise acquire, recapitalize or reclassify any of Newco's or Service Company's capital stock or liquidate in whole or in part.

         SECTION 5.11 NO DISPOSITIONS OR ACQUISITIONS. Not: (a) sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of any of the Assets, except in the ordinary course of business consistent with prior practice, and/or the Purchased Shares;
(b) acquire, or publicly propose to acquire or agree to acquire, by merger or consolidation with, or by purchase or otherwise, an equity interest in any Person, or purchase or lease assets of any Person except in the ordinary course of business consistent with past practice and except for transactions by Seller not involving Newco, Service Company or the Business; or (c) amend or modify the Leases.

         SECTION 5.12 COOPERATION. Seller, QSN and Purchaser shall:

         (a) fully cooperate with each other and their respective legal counsel and accountants in connection with any steps to be taken as part of their obligations under this Agreement;

         (b) use all reasonable efforts to timely satisfy those conditions set forth in Article 6 which are to be satisfied by them; and

         (c) promptly give notice to each other Party of the existence or occurrence of any fact or condition which would make any representation or warranty contained herein untrue in any material respect or which might reasonably be expected to prevent the consummation of the transactions contemplated hereby.

                                    ARTICLE 6
                              CONDITIONS PRECEDENT

         SECTION 6.1 CONDITIONS PRECEDENT RELATING TO PURCHASER. The obligation of Purchaser to consummate the purchase of the Shares and to consummate the other transactions contemplated by this Agreement shall be subject to Seller's and QSN's compliance to Purchaser's satisfaction with the following conditions precedent, subject to Purchaser's right, in its sole discretion, to waive compliance with any of the following:

         (a) Each of Seller and QSN shall have performed and complied in all respects with all of its obligations under this Agreement which are to be performed or complied with by each of them prior to or on the Closing Date.

         (b) Seller's and QSN's representations and warranties hereof, shall be true and correct as of the date of this Agreement and as of the Closing Date, except to the extent of inaccuracies which, in the aggregate, do not represent a Material Adverse Effect on the Business compared to the Business as it would be if all such representations and warranties were true and correct; the provisions of this Section 6.1 are conditions to Closing only, and Purchaser shall not be deemed to have waived hereby any right to indemnity in respect of any inaccuracy of any representation or warranty;

         (c) Seller shall provide reasonable evidence that all the Assets have been transferred to Newco free and clear of any and all Liens other than the Liens set forth in Section 6.1(c) of the Disclosure Schedule. Where any one of the Assets is an imported Asset, Seller must have also transferred all documentation certifying compliance with applicable customs law provisions and regulations, as well as payment of any and all applicable duties.

             Seller shall permit Purchaser and its agents and representatives access to the facility located at Av. Las Torres #2304 in Ciudad Juarez, Chihuahua, Mexico, and any other site in which Assets are located in order to perform a customs audit. Access will be allowed during normal business hours, and will include access to export certificates, bills of transfer, customs documentation, physical assets, and other examination reasonably necessary to perform its audit.

         (d) Seller shall use its best efforts, including personal visits where necessary, to secure from each supplier a letter whereby an authorized representative of such supplier consents and/or authorizes Seller to assign the corresponding agreements and accounts to Newco. Seller shall cooperate with Purchaser and use its reasonable best efforts in maintaining current relationships with all suppliers. If Seller is unable to obtain such consent and/or authorization from one or more suppliers (each, a "Nonconsenting Supplier"), Seller shall, upon Purchaser's request and until September 30, 2000, provide procurement services for the benefit of Purchaser in respect of Nonconsenting Suppliers designated by Purchaser, whereby Seller shall order and purchase materials from such Nonconsenting Supplier for purchase by Purchaser from Seller. Purchaser shall make any such request for procurement in writing. Seller shall effect any such order as promptly as practicable and with substantially the same diligence and care as exercised in connection with its own procurement processes. Purchaser shall purchase any such materials at the net price paid by Seller to the supplier. Seller will deliver such materials to Purchaser with an invoice that reflects the same due date as the invoice received by Seller from the supplier, and Purchaser shall pay the invoice on or before the due date, provided Seller gives a copy thereof to Purchaser within five Business Days after receipt thereof from the supplier.

         (e) Seller shall evidence the assumption by Newco of the Assumed Liabilities.

         (f) Newco shall have been assigned the Leases, or shall have entered into a new lease agreement relating to the Facilities, as decided by Purchaser.

         (g) Seller shall have evidenced that all the Assets transferred by Seller to Newco were transferred and assigned free of any applicable taxes and/or duties thereon due prior to such transfers and assignments. Seller shall insure that each and all Assets have no unpaid balance due for taxes, duties or other charges.

         (h) Seller shall provide to Purchaser a detailed status report regarding the tax obligations of Newco and Service Company set forth on Exhibit H hereto.

         (i) Seller shall provide to Purchaser evidence that each of Newco and Service Company is a company duly incorporated in accordance with Mexican law, that all required books and records have been produced, and that the company has been registered as a taxpayer with the Ministry of Finance and Public Credit.

         (j) Seller shall have paid (or shall have set aside, pursuant to arrangements that are satisfactory in the reasonable judgment of Purchaser), an amount sufficient for the payment of any stamp, transfer, and similar governmental charges and taxes if any which may be payable in respect of the sale and delivery of the Purchased Shares.

         (k) As of the Closing Date, there shall not be in effect any suit, action, proceeding, injunction or restraining or similar order against Seller, Newco or Service Company issued by a court of competent jurisdiction or by any other applicable Governmental Authority that restrains, restricts prohibits, or imposes penalties, damages or other monetary relief in connection with the consummation of any of the transactions contemplated in this Agreement or any other documentation executed in connection with this Agreement.

         (l) Service Company and Seller shall have executed the Employer Substitution Agreement (sustitucion patronal)with respect to all employees of the Business designated by Purchaser.

         (m) Seller shall duly execute and deliver to Purchaser the IT Services Agreement.

         (n) Seller shall duly execute and deliver to Purchaser the Warehouse Services Agreement.

         (o) Seller shall duly execute and deliver to Purchaser the Escrow Agreement.

         (p) Seller shall cause to be available for hire by the Service Company all employees of the Business necessary to operate the Business as it is currently operated, including without limitation, the following:

                  (i) A plant manager with training and experience appropriate for his or her duties, and key manufacturing managers and other employees.

                  (ii) A human resources manager and other appropriate personnel with adequate training and experience necessary to manage the Business's compliance with applicable regulations and laws, manage the Business's payroll, and perform all other usual and customary human resources functions.

                  (iii) A procurement manager and other appropriate personnel with adequate training and experience to manage the procurement of raw material, supplies, and other items necessary to meet the needs of the Facility.

                  (iv) A customs manager and other appropriate personnel with adequate training and experience to manage the movement of raw material, supplies, and equipment across the border between the United States and Mexico.

                  (v) A fully operational and independent Management Information Systems department appropriate for the needs of the Business.

         (q) As of the Closing Date, Seller and QSN shall deliver or cause to be delivered to Purchaser the following documentation:

                  (i) The certificates representing the Purchased Shares duly endorsed in favor of Purchaser, and of the Qualifying Shares duly endorse in favor of the Person named by Purchaser;

                  (ii) Newco's and Service Company's corporate books certifying the entries of the Purchased Shares in favor of Purchaser, and of the Qualifying Shares in favor of the Person named by Purchaser;

                  (iii) An opinion of counsel for Seller and QSN in substantially the form attached as Exhibit I;

                  (iv) The resolutions of a Shareholders Meeting of each of Newco and Service Company in which the shareholders unanimously accept the resignation submitted by the members of the Board of Directors of such company (copies of which shall be attached), and whereby the members of the Board of Directors waive their fees and any other compensation to which they might otherwise be entitled to as from that date.

                  (v) A copy of the letters executed by Seller and by QSN and addressed to Newco and Service Company giving notice of the transfer of the Shares in favor of Purchaser, and of the transfer of the Qualifying Shares in favor of the Person named by Purchaser substantially in the form provided in Exhibit J.

                  (vi) The revocation of all of Newco's and Service Company's agents' powers-of-attorney and proxies.

                  (vii) any other documents necessary to perfect the purchase of Newco and the Service Company by Purchaser.

                  (viii) A schedule showing all bank, investment and other financial accounts of Newco and Service Company, together with a complete listing of the Persons with authority to act on Newco's or Service Company's behalf with respect to such accounts;

                  (ix) An environmental Phase I Site Abandonment Study that shall include soil boring, which shall verify that the Facilities were free from any contamination and/or any environmental liability before Newco entered in possession of them;

                  (x) Evidence of the filing with the appropriate authorities of the application for Site Abandonment approval.

                  (xi) The preclosing notice shall have been filed pursuant to the Mexican Economic Competition Federal Law.

         (r) Seller shall have obtained, in writing, all necessary consents or waivers under the Amplicon Lease to permit the transactions contemplated hereby, including without limitation the transfer of Assets to Newco and the purchase by Purchaser of the Purchased Shares.

         (s) Seller shall have provided to Purchaser the Preliminary Closing Balance Sheet not less than 10 Business Days prior to the Closing.

         SECTION 6.2 CONDITIONS PRECEDENT RELATING TO THE SELLER. The obligation of the Seller to consummate the sale of the Shares and to consummate the other transactions contemplated by this Agreement shall be subject to Purchaser's compliance with the following conditions precedent, subject to Seller's right, in its sole discretion, to waive compliance with any of the following:

         (a) Purchaser shall have performed and complied in all respects with all of its obligations under this Agreement which are to be performed or complied with prior to or on the Closing Date.

         (b) Purchaser's representations and warranties hereof, shall be true and correct as of the date of this Agreement and as of the Closing Date;

         (c) As of the Closing Date, there shall not be in effect any suit, action, proceeding, injunction or restraining or similar order against Purchaser issued by a court of competent jurisdiction or by any other applicable Governmental Authority that restrains, restricts, prohibits, or imposes penalties, damages or other monetary relief in connection with the consummation of any of the transactions contemplated in this Agreement or any other documentation executed in connection with this Agreement.

         (d) As of the Closing Date, Seller shall have received (i) the cash portion of the Purchase Price which is payable to Seller, (ii) confirmation that the Purchase Price Holdback has been paid to the Escrow Agent in accordance with
Article 2 hereof and (iii) the duly executed shares of Purchaser common stock, properly legended, payable pursuant to Article 2 hereof, if any.


         (e) Purchaser shall duly execute and deliver to Seller the IT Services Agreement.

         (f) Purchaser shall duly execute and deliver to Seller the Warehouse Services Agreement.

         (g) Purchaser shall duly execute and deliver to Seller the Escrow Agreement.

         (h) The U.S. payroll employees of the Business who are listed on Exhibit F hereto shall be offered employment by Purchaser.

         (i) Purchaser shall have funded the Prefunding Loan.


         (j) Newco shall have effected the Prefunding Capital Redemption.



                                    ARTICLE 7
                                 INDEMNIFICATION

         SECTION 7.1 SELLER'S INDEMNITY. Seller covenants and agrees to defend, indemnify and hold harmless Purchaser, its officers, directors, employees, agents, advisers, representatives and Affiliates (each, a "Seller Indemnified Party") from and against, and pay or reimburse each Seller Indemnified Party for, any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies, taxes, tax credits, tax surcharges or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including out-of-pocket expenses and reasonable attorneys' and accountants' fees incurred in the investigation or defense of any of the foregoing or in successfully asserting any of their respective rights to indemnity hereunder (collectively, "Damages"), resulting from or arising out of:

         (a) any breach or inaccuracy of any of the representations and warranties made by Seller or QSN in or pursuant to this Agreement;

         (b) any failure by Seller or QSN to carry out, perform, satisfy, and discharge any of their covenants, agreements, undertakings, liabilities, or obligations under this Agreement or under any of the documents delivered by Seller or QSN pursuant to this Agreement;

         (c) any liabilities of Seller, QSN or their respective Affiliates, other than Assumed Liabilities;

         (d) the ownership or operation of the Business or the Assets prior to the Effective Time of Closing, including without limitation any noncompliance by Seller or the Assets with applicable Law;

         (e) any Environmental Claim arising from the conduct of the Business prior to the Effective Time of Closing or from conditions existing at or prior to the Effective Time of Closing at the Facilities, former properties owned or occupied by Seller or the Business, or present or former off-site disposal locations used by Seller or the Business;

         (f) any Labor Claim arising from the conduct of the Business prior to the Effective Time of Closing or arising from conditions existing at or prior to and attributable to the time period prior to the Effective Time of Closing relating to any present or former employees of the Business;

         (g) any Tax Claim arising from the conduct of the Business prior to the Effective Time of Closing or arising from conditions existing at or prior to and attributable to the time period prior to the Effective Time of Closing, including without limitation any and all resolutions adopted and/or carried out by the shareholders and/or directors of Newco or Service Company;

         (h) any direct or indirect gift or agreement to make a gift or similar benefit during the past five years to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Business (or assist Seller in connection with any actual or proposed transaction relating to the Business) by Seller, any officer, employee or agent of Seller or the Business, or any other person acting on its behalf, (i) which subjected or would reasonably be expected to have subjected Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) which if not given in the past, would foreseeably have had a Material Adverse Effect,
(iii) which if not continued in the future, would foreseeably have a Material Adverse Effect or subject Seller of or the Business to suit or penalty in any private or governmental litigation or proceeding or (iv) for the purpose of establishing or maintaining any concealed fund or concealed bank account; and

         (i) each of (i) the performance by Purchaser of its obligations under the Nintendo Agreements (except to the extent of Damages resulting from Purchaser's negligence or from manufacturing defects attributable to the period after the Effective Time of Closing), and (ii) the termination of Nintendo as a customer as provided in Section 2.13 hereof, including without limitation, the termination of the Nintendo Agreements and the removal of all Nintendo Inventories and Nintendo Equipment.

         SECTION 7.2 PURCHASER'S INDEMNITY. Purchaser covenants and agrees to defend, indemnify and hold harmless Seller and QSN, their officers, directors, employees, agents, advisers, representatives and Affiliates (each, a "Purchaser Indemnified Party") from and against, and pay or reimburse each Purchaser Indemnified Party for, any and all Damages resulting from or arising out of:

         (a) any breach or inaccuracy of any of the representations and warranties made by Purchaser in or pursuant to this Agreement;

         (b) any failure by Purchaser to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities, or obligations under this Agreement or under any of the documents and materials delivered by Purchaser pursuant to this Agreement; and

         (c) the Assumed Liabilities and any liability or obligations related to the Business incurred after the Effective Time of Closing;

         (d) any Labor Claim arising from the conduct of the Business after the Effective Time of Closing or arising from conditions existing after and attributable to the time period after the Effective Time of Closing relating to any present or former employees of the Business; and

         (e) any Tax Claim arising from the conduct of the Business after the Effective Time of Closing or arising from conditions existing after and attributable to the time period after the Effective Time of Closing, including without limitation any and all resolutions adopted and/or carried out by the shareholders and/or directors of Newco; and

         (f) any Environmental Claim arising from the conduct of the Business after the Effective Time of Closing.

         SECTION 7.3 PROVISIONS REGARDING INDEMNITIES.

         (a) Notice; Third Party Claims. The indemnified party shall promptly notify the indemnifying party in reasonable detail of any claim, demand, action or proceeding for which indemnification will be sought under Section 7.1 or
Section 7.2 hereof, and if such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the indemnifying party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the indemnified party. The indemnified party shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action or proceeding. In connection with any such third party claim, demand, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim, demand, action or proceeding shall be settled without the prior written consent of (i) the indemnifying party, but only to the extent that such settlement is to be funded by the indemnifying party and (ii) the indemnified party, but the indemnified party's consent shall not unreasonably be withheld. If a firm written offer is made to settle any such third party claim, demand, action or proceeding and the indemnifying party proposes to accept such settlement and the indemnified party refuses to consent to such settlement, then: (i) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding; (ii) the maximum liability of the indemnifying party relating to such third party claim, demand, action or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party on such third party claim, demand, action or proceeding is greater than the amount of the proposed settlement; and (iii) the indemnified party shall pay all attorneys' fees and legal costs and expenses incurred after rejection of such settlement by the indemnified party, but if the amount thereafter recovered by such third party from the indemnified party is less than the amount of the proposed settlement, the indemnified party shall be reimbursed by the indemnifying party for such attorneys' fees and legal costs and expenses up to a maximum amount equal to the difference between the amount recovered by such third party and the amount of the proposed settlement.

         (b) Termination of Purchaser's Rights. The right of Purchaser to receive indemnity provided by Section 7.1(a) hereof shall, as to any matter which has not been described in a notice delivered to Seller pursuant to Section 7.3(a) of this Agreement prior to such time, expire at 11:59 P.M., Central Time, on December 1, 2001.

         (c) Termination of Seller's Rights. The right of Seller to receive indemnity provided by Section 7.2(a) hereof shall, as to any matter which has not been described in a notice delivered to Purchaser pursuant to Section 7.3(a) of this Agreement prior to such time, expire at 11:59 P.M., Central Time, on December 1, 2001.

         (d) Rights on Termination. The termination of rights set forth in the foregoing Sections 7.3(b) and (c) shall not affect an indemnified party's right to prosecute to conclusion any claim made by such indemnified party prior to the time that the relevant right of indemnity terminates.

         (e) Limitations on Seller's Liability. The liability of Seller under
Section 7.1 hereof shall be without deduction or limitation, except that Seller shall not be required to indemnify any Seller Indemnified Party with respect to any claim for indemnification under Section 7.1(a) hereof unless and until the aggregate amount of all claims against Seller under such Section 7.1(a) exceeds US$100,000, and then only to the extent such aggregate amount exceeds US$100,000, and in no event shall Seller's liability under Section 7.1(a) exceed US$27,000,000 in the aggregate.

         (f) Limitations on Purchaser's Liability. The liability of Purchaser under Section 7.2 hereof shall be without deduction or limitation, except that Purchaser shall not be required to indemnify any Purchaser Indemnified Party with respect to any claim for indemnification under Section 7.2(a) hereof unless and until the aggregate amount of all claims against Purchaser under such
Section 7.2(a) exceeds US$100,000, and then only to the extent such aggregate amount exceeds US$100,000, and in no event shall Purchaser's liability under
Section 7.2(a) exceed US$27,000,000 in the aggregate.

         (g) Materiality Qualifiers. The amount of any loss, damage, cost, expense, liability or claim for which a party is required to indemnify or reimburse another party hereunder on account of a breach or an inaccuracy of a representation or warranty made by such party or a breach by such party of its covenants contained in this Agreement shall be calculated without regard to any "materiality" qualifier set forth in the relevant representation, warranty or covenant.

         (h) Consequential Damages. Recovery of Purchaser or Seller, as the case may be, under this Article 7 shall in no event include any special, indirect, incidental or consequential damages.

         (i) Offset. The amount of any indemnity required pursuant to this
Article 7 shall be reduced by insurance proceeds actually received by the indemnified party with respect to any matter which is covered by third party insurance (net of any additional costs incurred in connection with such recovery, including without limitation, retrospective premium adjustments) and damages actually received from a third party by the indemnified party to the extent fairly attributable to the events, conditions or circumstances which gave rise to the indemnity payment hereunder (net of any costs incurred in connection with such recovery), but only to the extent that retention of such damages would result in a double recovery by the indemnified party. The offset right in this
Section 7.3(i) shall not operate to delay any claim for indemnity under this
Article 7. Any recovery of insurance proceeds or damages from a third party after payment of any indemnity amount under this Article 7 shall promptly be paid over to the indemnifying party to the extent of the offset provided for herein.

         (j) Limited Remedy. Indemnification in accordance with the provisions of this Agreement shall be the sole and exclusive remedy of the Purchaser and the Seller for any damages in respect of the breach of representations and warranties hereunder, but shall not be the sole and exclusive remedy with respect to any breach of the respective covenants or agreements of the Seller and the Purchaser set forth in this Agreement or in any other agreement or instrument contemplated hereby.

                                    ARTICLE 8
                                   TERMINATION

         SECTION 8.1 TERMINATION. Time is of the essence. Unless otherwise agreed in writing, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time as follows: (a) by mutual written agreement of Seller and Purchaser; (b) by Purchaser if any of the conditions set forth in Section 6.1 of this Agreement shall not have been fulfilled on or prior to September 1, 2000, unless such failure shall be due to the Purchaser's failure to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; (c) by Seller if any of the conditions set forth in Section 6.2 of this Agreement shall not have been fulfilled on or prior to September 1, 2000, unless such failure shall be due to Seller's failure to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the

Closing; or (d) by Purchaser or Seller (provided the terminating party has not caused the delay in Closing or is not otherwise in breach hereof) if the Closing shall not have occurred on or before December 1, 2000.

         SECTION 8.2 RIGHTS ON TERMINATION; WAIVER. If this Agreement is terminated pursuant to Section 8.1 hereof, all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of either party to the other, provided that: (a) the obligations of Purchaser and Seller under Articles 7, 8 and 9 and Sections 10.8 and 10.14 shall survive any such termination; and (b) each party to this Agreement shall retain any and all remedies which it may have for breach of contract provided by Law based on the other party's failure to comply with the terms of this Agreement. If any of the conditions set forth in Section 6.1 of this Agreement have not been satisfied, Purchaser may nevertheless elect to proceed with the consummation of the transactions contemplated hereby without prejudice to its rights hereunder, including without limitation, any rights of indemnity hereunder. If any of the conditions set forth in Section 6.2 of this Agreement have not been satisfied, Seller may nevertheless elect to proceed with the consummation of the transactions contemplated hereby without prejudice to its rights hereunder, including without limitation, any rights of indemnity hereunder.

                                    ARTICLE 9
                               ARBITRAL AGREEMENT

         SECTION 9.1 ARBITRATION. All disputes arising in connection with the present Agreement and with the documents referred to in this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed by the International Court of Arbitration of the International Chamber of Commerce in accordance with the said Rules.

         SECTION 9.2 PLACE OF ARBITRATION. The place of arbitration shall be the city of Dallas, Texas in the United States of America.

         SECTION 9.3 LANGUAGE OF ARBITRATION. The language of the arbitration shall be English.

         SECTION 9.4 APPLICABLE LAW. This Agreement shall be governed by the internal laws of the State of Delaware applicable to agreements entered into and performed therein, without regard to the conflicts of laws principles.

                                   ARTICLE 10
                                  MISCELLANEOUS

         SECTION 10.1 NOTICES.

         All notices and other communications hereunder shall be in writing and shall be sent by registered or certified mail (return receipt requested), facsimile or express courier or delivered in Person to the addresses set forth below.

         (a)      in the case of Seller at:

                  Elamex, S.A. de C.V.
                  220 North Kansas, Suite 566
                  El Paso Texas 79901

                  Phone: 915-774-8333
                  Fax:   915-774-8377

         (b)      in the case of Purchaser at:
                  Plexus Corp.
                  55 Jewelers Park Drive
                  Neenah, Wisconsin 54957

                  Phone:  920-722-3451
                  Fax:    920-751-3234

                  With copy to:

                  Quarles & Brady LLP
                  411 E. Wisconsin Avenue
                  Milwaukee, WI 53202-4497
                  Att: Kenneth V. Hallett
                  Phone: 414-277-5000
                  Fax:   414-271-3552

                  With copy to:

                  Bryan, Gonzalez Vargas y Gonzalez Baz, S.C.
                  Ave. 16 de Sept. 2026 Ote.
                  32030 Cd. Juarez, Chihuahua, 32030
                  Att: Ricardo Arias
                  Phone: (16) 15-1515
                  Fax:   (16) 14-2910

or such other addresses as may be designated by notice in writing. Notices shall be deemed to have been given when received.

         SECTION 10.2 HEADINGS. The headings in this Agreement are for purposes of reference only and shall not be considered in construing this Agreement.

         SECTION 10.3 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered, shall constitute an original and all together shall constitute one instrument.

         SECTION 10.4 ASSIGNMENT. This Agreement shall bind and inure to the benefit of each Party's respective successors and permitted assigns and nothing in this Agreement confers any rights or remedies upon any other Person; provided that each of the Parties shall not transfer any of its rights or obligations hereunder or any interest herein without obtaining the written consent of the other Party to this Agreement to such transfer. Notwithstanding the foregoing, Purchaser or Seller may transfer any of its rights or any interest herein but not its obligations hereunder to any Affiliate without the other's consent. Any assignment or transfer in violation of this Agreement shall be null and void.

         SECTION 10.5 SEVERABILITY. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby as long as the remaining provisions do not fundamentally alter the relations among the Parties.

         SECTION 10.6 ENTIRE AGREEMENT. This Agreement and the documents referred to in this Agreement contain the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior understandings with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement shall remain in full force and effect.

         SECTION 10.7 SURVIVAL. The representations, warranties and covenants made in this Agreement shall survive the Closing Date.

         SECTION 10.8 PUBLIC DISCLOSURE. Seller and Purchaser may make press releases or similar public announcements concerning the execution or performance of this Agreement or similar announcements in respect of Newco and Service Company upon reasonable advance notice to the other which shall include a draft copy of any such press release. Seller and Purchaser agree that their respective initial press releases announcing the execution of this Agreement shall be subject to the consent of the other party, whose consent shall not unreasonably be withheld.

         SECTION 10.9 WAIVER OF PRE-EMPTIVE RIGHTS. Seller and QSN hereby waive all pre-emptive rights (whether arising upon allotment, on issue, transfer of otherwise) in respect of the share capital of Newco and Service Company now or hereafter existing and the transactions contemplated hereby, whether such rights are conferred by the charter documents, by agreement or otherwise.

         SECTION 10.10 KNOWLEDGE OF SELLER AND OF QSN. For purposes of this Agreement, any statement made by a party on the basis of its "knowledge" is made on the basis that it has, in order to establish that the statement is true, complete and not misleading in any material respect made all reasonable inquires of the officers, managers and other key persons employed by such party who could reasonably be expected, based on their positions and expertise, to have information relevant to the matters to which the statement relates and that, as a result of those inquiries, such party reasonably believes that the statement is true, complete and not misleading in any material respect.

         SECTION 10.11 CONSTRUCTION. Unless the contex requires otherwise, all words used in this Agreement in the singular shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include the other gender. The language used in this Agreement shall be deemed to be language chosen by the Parties to this Agreement to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises concerning the language of this Agreement, this Agreement shall be construed as if drafted jointly by the Parties to this Agreement and no presumption or burden of proof will arise favoring or disfavoring any Party to this Agreement by virtue of the authorship of any of the provisions of this Agreement.

         SECTION 10.12 NO THIRD PARTY BENEFICIARIES. This Agreement is intended to be solely for the benefit of the Parties hereto and to those set forth in the Indemnity Agreement, and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than such Person.

         SECTION 10.13 EXHIBITS AND DISCLOSURE SCHEDULE. All capitalized terms used in any Exhibit to this Agreement and/or in the Disclosure Schedule shall have the definitions specified in this Agreement.

         SECTION 10.14 EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including fees and disbursements of accountants and attorneys) shall be paid by the party incurring them. Notwithstanding the foregoing, however, in the event that this Agreement is terminated by Purchaser or Seller pursuant to Section 9.1(b), (c) or (d) under circumstances where Seller, in the case of a termination by Purchaser, or Purchaser, in the case of a termination by Seller, is in breach of this Agreement or has failed to make all reasonable good faith efforts to cause to be satisfied each of the conditions precedent set forth in Article 6 to be performed or satisfied by such Party, the non-terminating Party shall pay the terminating Party all out-of-pocket costs and expenses incurred by the terminating Party in connection with the negotiation, investigation, evaluation and documentation of the transactions contemplated hereby, which amounts shall be in addition to, and not in lieu of, any other damages or relief such terminating Party may be entitled hereunder or under applicable Law for breach of this Agreement by the non-terminating Party.

         SECTION 10.15 FURTHER ASSURANCES. If, at any time after the Closing Date, any further action is necessary or desirable in good faith to carry out the purposes of this Agreement or the Escrow Agreement, the proper officers or directors of Purchaser, Seller or QSN, as the case may be, shall execute and deliver any further instruments or documents and take all such necessary action as may reasonably be requested of them without any further consideration or the necessity to incur any further expenses except as provided herein.

         SECTION 10.16 AMENDMENT AND MODIFICATION. This Agreement and any of the terms herein may be amended and modified only by mutual agreement of Purchaser and Seller in writing.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

"PURCHASER"
Plexus Corp.

----------------------------------
By:
    -----------------------
Title:
       --------------------
"SELLER"
Elamex, S.A. de C.V.

----------------------------------
By:
    -----------------------
Title:
       --------------------

"QSN"
Servicios Administrativos Elamex, S.A. de C.V.

----------------------------------
By:
    -----------------------
Title:
       --------------------